EXHIBIT 99.1

Press Release

Release Date: May 6, 2016	Contact:	Jack E. Rothkopf
At 4:30 p.m. EST		Chief Financial
Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2016
RESULTS

Philadelphia, Pennsylvania (May 6, 2016) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), reported net income of $548 thousand, or $0.08 per basic share and per diluted share, for the quarter ended March 31, 2016 as compared to $1.7 million, or $0.20 per basic and $0.18 per diluted share, for the same quarter in 2015.  For the six months ended March 31, 2016, the Company recognized net income of $961 thousand or $0.13 per basic and $0.12 per diluted share, as compared to net income of $2.2 million, or $0.25 per basic share and $0.22 per diluted share, for the comparable period in 2015.  The three and six months ended March 31, 2015 included gain on sale of real estate of $1.8 million.

Highlights for the quarter ended March 31, 2016 are as follows:

●	Core earnings (non-GAAP) increased to $548,000 for the quarter ended March 31, 2016 from a net loss from core earnings of $92,000 during the comparable quarter of 2015.
●	Net interest income increased while interest expense and the cost of funds decreased for the quarter ended March 31, 2016 compared to the quarter ended March 31, 2015.
●	Investment securities increased $43.9 million, or 30.5%, from September 30, 2015.
●	Net loans increased $9.5 million, or 3.1% from September 30, 2015.
●	Total deposits increased $19.0 million or 26.1% from September 30, 2015.
●	Our capital levels continue to remain substantially higher than the levels required to be considered well capitalized for regulatory purposes.
●	The Company has continued its stock repurchase program and the payment of quarterly dividends to enhance value to our shareholders.

Net Interest Income:

For the three months ended March 31, 2016, net interest income increased to $3.5 million as compared to $3.4 million for the same period in 2015. The increase reflected a $62,000 or 1.4% increase in interest income combined with a decrease of $22,000 or 2.5% in interest paid on deposits and borrowings. To partially fund the growth in earning assets as well the Company's stock repurchase program, the Company increased borrowings from the FHLB.  During the quarter ended March 31, 2016, the Company maintained an average balance of borrowings of $32.3 million with a weighted average yield of 1.32%, an increase of $32.1 million from the same period in 2015. Total weighted average cost of funds decreased 9 bps to 0.82% for the March 31, 2016 quarter, from 0.91% for the same period in 2015.

Net interest income remained flat at $6.8 million for both six months ended March 31, 2016 and 2015. Interest income decreased $122,000 to $8.4 million for the six month period ended March 31, 2016, compared to $8.5 million for the same period in 2015, offset completely by a $123,000 decline in interest expense for the 2016 period as compared to the 2015 period.

For the three months ended March 31, 2016, the net interest margin was 2.76% compared to 2.77% for the same period in fiscal 2015. For the six months ended March 31, 2016, the net interest margin was 2.73% as compared to 2.70% for the same period in fiscal 2015. The net interest margin increased during the first six months of fiscal 2016 primarily due to the Company's effort in reducing its overall cost of funds.

Non-Interest Income:

Non-interest income amounted to $209,000 and $483,000 for the three and six month periods ended March 31, 2016, compared to $2.0 million and $2.3 million, respectively, for the comparable periods in 2015.  The 2015 periods reflected the $1.8 million gain on the sale of our Center City branch office as well as the recognition of a $138,000 gain on the sale of a loan originated through the Small Business Administration program. By comparison, during the three and six month periods ended March 31, 2016, the Company recorded increased service charge income and other income.

Non-Interest Expenses:

For the three and six month periods ended March 31, 2016, non-interest expense decreased $715,000 or 20.4% and $745,000 or 11.6%, respectively, compared to the same periods in the prior year.  The primary reasons for the decreases for the three and six month periods ended March 31, 2016 were decreases in salaries and employee expense, professional services, office occupancy, advertising and other operating expenses. The reduction in operating expenses were a direct result of the implementation of the comprehensive expense reduction plan announced at the beginning of the fiscal year.

Income Taxes:

For the three month period ended March 31, 2016, the Company recorded a tax expense of $307,000, compared to a $91,000 tax benefit for the same period in 2015. For the six month period ended March 31, 2016, the Company recorded income tax expense of $528,000 as compared to $126,000 for the same period in 2015. The Company's tax obligation for both three and six month periods in fiscal 2015 was greatly reduced due its ability to utilize its prior period capital loss carryforwards to offset the entire amount of the gain it recorded relating to the sale of its Center City branch office.

Balance Sheet:

At March 31, 2016, the Company had total assets of $537.5 million, as compared to $487.2 million at September 30, 2015, an increase of 10.3%. The increase in total assets was primarily due to the implementation of an investment leverage strategy which resulted in an increase in the investment securities portfolio of $43.9 million or 30.5% to $187.7 million at March 31, 2016 from $143.9 million at September 30, 2015. The Bank implemented a leverage strategy by purchasing $25 million of GNMA mortgage-backed securities and $10 million investment grade corporate bonds funded by variable term FHLB advances. The Company also increased outstanding loans by $9.5 million or 3.1% to $322.2 million at March 31, 2016.

Total liabilities increased by $55.3 million to $425.4 million at March 31, 2016 from $370.2 million at September 30, 2015. Total deposits increased $19.0 million. At March 31, 2016, the Bank maintained FHLB advances of $37.1 million with variable maturities of which $35.0 million was used to fund the Bank's investment leverage strategy.

Total stockholders' equity decreased by $4.7 million to $112.3 million at March 31, 2016 from $117.0 million at September 30, 2015. The decrease was primarily due to the $6.1 million expended in the acquisition of treasury stock in connection with the Company's ongoing stock repurchase program. At March 31, 2016, the Company had repurchased 638,478 shares under its current program with 211,522 shares remaining. This decrease was partially offset by $961 thousand in net income during the six months ended March 31, 2016 combined with a $765 thousand after-tax increase in the unrealized gain on the available-for-sale securities portfolio.

Asset Quality:

At March 31, 2016, the Company's non-performing assets totaled $15.2 million or 2.8% of total assets as compared to $14.8 million or 3.0% of total assets at September 30, 2015, all of which was due to the placement on non-accrual of the entire amount of the Bank's largest loan relationship totaling $10.9 million and consisting of 8 loans.  Non-performing loans and assets at March 31, 2016 included five construction loans aggregating $9.5 million, 16 one-to four-family residential loans aggregating $2.7 million, one single-family residential investment property loan totaling $1.4 million and three commercial real estate loans aggregating $1.5 million.  At March 31, 2016, the Company had ten loans aggregating $7.9 million that were classified as troubled debt restructurings ("TDRs"). Three of such loans aggregating $5.6 million as of March 31, 2016 were classified as non-performing as a result of not achieving a sufficiently long payment history, under the restructured terms, to justify returning the loans to performing (accrual) status.  Two of these three loans totaling $4.2 million (which are part of the Company's largest relationship referenced above) are 60-89 days past due resulting from the discontinuation of funding by the Company due to the re-negotiation of the projects' cash flows.  The remaining eight loans have performed in accordance with the terms of their revised agreements. As of March 31, 2016, the Company had reviewed $19.0 million of loans for possible impairment of which $14.0 million was deemed classified as substandard compared to $16.8 million reviewed for possible impairment and $12.4 million of which was classified substandard as of September 30, 2015.

The Company established provisions for loan losses of $75,000 during the three and six months ended March 31, 2016, primarily due to the increased level of commercial real estate and construction loans outstanding.  During the three and six months ended March 31, 2015, the Company established provisions for loan losses of $300,000 and $375,000, respectively, primarily due to the increase in the level of commercial real estate and construction loans outstanding as well as to the charge-offs incurred during the second quarter of fiscal 2015 combined with the classification of $10.9 million as non-performing loans as described below.  During the six months ended March 31, 2016, the Company recorded charge-offs totaling $10,000, along with a recovery of $44,000 during the three and six months ended March 31, 2016. The Bank's largest lending relationship, which consists of eight loans aggregating $10.9 million, was classified as non-performing due to concerns with projected cash flows available to fund its future obligations.  As of March 31, 2016, the complete relationship was analyzed for impairment using the standards required in Accounting Standards Codification Topic 310 (formerly FASB No. 114).  The relationship was deemed to have sufficient collateral, thereby no impairment was required. The borrower's primary project, the development of 169 residential lots, has received all required permits and preparation of the necessary infrastructure has commenced.  The Company believes that the allowance for loan losses at March 31, 2016 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

The allowance for loan losses totaled $3.1 million, or 0.9% of total loans and 20.0% of total non-performing loans at March 31, 2016 as compared to $2.9 million, or 0.9% of total loans and 21.0% of total non-performing loans at September 30, 2015.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia, and one is in Drexel Hill, Delaware County, Pennsylvania.

Forward Looking Statements:

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2016	2015
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$537,544	$487,189
Cash and cash equivalents	7,330	11,272
Investment and mortgage-backed securities:
Held-to-maturity	44,488	66,384
Available-for-sale	143,235	77,483
Loans receivable, net	322,182	312,633
Deposits	384,070	365,074
FHLB advances	37,059	--
Non-performing loans	15,184	13,932
Non-performing assets	15,184	14,801
Stockholders' equity	112,325	117,001
Full-service offices	6	7

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2016	2015	2016	2015
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,366	$4,304	$8,422	$8,544
Total interest expense	849	871	1,649	1,772
Net interest income	3,517	3,433	6,773	6,772
Provision for loan losses	75	300	75	375
Net interest income after provision for loan losses	3,442	3,133	6,698	6,397
Total non-interest income	209	1,988	483	2,338
Total non-interest expense	2,796	3,511	5,692	6,437
Income before income taxes	855	1,610	1,490	2,298
Income tax expense (benefit)	307	(91)	528	126
Net income	$548	$1,701	$962	$2,172
Basic earnings per share	$0.08	$0.20	$0.13	$0.25
Diluted earnings per share	$0.07	$0.18	$0.12	$0.22
Dividends paid per common share	$0.06	$0.06	$0.06	$0.06
Book value per share at end of period	$13.93	$13.95	$13.93	$13.95

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.43%	3.48%	3.39%	3.40%
Average rate paid on interest-bearing liabilities	0.82%	0.91%	0.83%	0.91%
Average interest rate spread(2)	2.60%	2.57%	2.56%	2.49%
Net interest margin(2)	2.76%	2.77%	2.73%	2.70%
Average interest-earning assets to average interest-bearing liabilities	123.22%	129.52%	125.44%	129.31%
Net interest income after provision for loan losses to non-interest expense	123.14%	89.23%	117.69%	99.38%
Total non-interest expense to total average assets	2.10%	2.70%	2.20%	2.46%
Efficiency ratio(3)	75.02%	64.77%	78.43%	70.66%
Return on average assets	0.41%	1.31%	0.37%	0.83%
Return on average equity	1.92%	5.24%	1.66%	3.36%
Average equity to average total assets	21.44%	24.96%	22.44%	24.72%

	At or for the Three Months Ended March 31,		At or for Six Months Ended March 31,
	2016	2015	2016	2015
Asset Quality Ratios(4)(5)
Non-performing loans as a percentage of loans receivable, net(5)	4.71%	4.75%	4.71%	4.75%
Non-performing assets as a percentage of total assets(5)	2.82%	3.01%	2.82%	3.01%
Allowance for loan losses as a percentage of total loans	0.93%	0.78%	0.93%	0.78%
Allowance for loan losses as a percentage of non-performing loans	20.01%	16.60%	20.01%	16.60%
Net charge-offs to average loans receivable	0.05%	0.26%	0.01%	0.13%

Capital Ratios(6)
Tier 1 leverage ratio
Company	20.76%	24.71%	20.76%	24.71%
Bank	18.28%	18.26%	18.28%	18.26%
Tier 1 common risk-based capital ratio
Company	42.33%	54.69%	42.33%	54.69%
Bank	37.35%	40.45%	37.35%	40.45%
Tier 1 risk-based capital ratio
Company	42.03%	54.69%	42.03%	54.69%
Bank	37.05%	40.45%	37.05%	40.45%
Total risk-based capital ratio
Company	43.22%	55.79%	43.22%	55.79%
Bank	38.24%	41.55%	38.24%	41.55%

________________________________________________
(1)   With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5) Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings ("TDR") due to being recently restructured and placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status. It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(6) The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company was deemed to be a small bank holding company.

Non-GAAP Measures Disclosures
Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core income (non-GAAP measure which excludes the effects of gains on sale; Management believes many investors desire to evaluate net income without regard to such gains):

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2016	2015	2016	2015
	(Dollars in Thousands)

Income before income taxes	855	1,610	1,490	2,298
Income tax expense (benefit)	307	(91)	528	126
Net income	548	1,701	962	2,172
One time gain on sale of branch (net of tax)	-	1,793	-	1,793

Core income (loss)	548	(92)	962	379